UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2018

MADRIGAL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33277	04-3508648
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Four Tower Bridge
200 Barr Harbor Drive, Suite 400
West Conshohocken, Pennsylvania		19428
(Address of principal executive offices)		(Zip Code)

(484) 380-9263

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2018, Madrigal Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, as representative of the several underwriters named therein (the “Underwriters”), and each of the stockholders of the Company named therein (the “Selling Stockholders”), relating to an underwritten public offering (the “Offering”) of 983,607 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), being offered by the Company, and 363,625 shares of Common Stock being offered by the Selling Stockholders, at a public offering price of $305.00 per share (collectively, the “Shares”). The Underwriters have the option to purchase up to 202,084 additional shares from the Company at the public offering price, pursuant to a 30-day option to purchase granted in the Underwriting Agreement. Subject to the terms and conditions contained in the Underwriting Agreement, the Underwriters have agreed to purchase, and the Company and the Selling Stockholders have agreed to sell, the Shares at a price of $287.46 per share. The net proceeds to the Company from the Offering, after deducting the Underwriters’ discount and other estimated offering expenses payable by the Company but excluding any exercise by the Underwriters of their 30-day option to purchase additional shares, are expected to be approximately $282.8 million. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. The net proceeds to the Company from the Offering will be used for general corporate purposes, including, without limitation, research and development expenditures, clinical trial expenditures, manufacture and supply of drug substance and drug products, acquisitions of new technologies, capital expenditures and working capital.

The Offering is expected to close on or about June 11, 2018, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and the Selling Stockholders, conditions to closing, indemnification obligations of the Company, the Selling Stockholders and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

A copy of the Underwriting Agreement is attached to this Current Report on Form 8-K as Exhibit 1.1, and is incorporated herein by reference. The foregoing is only a brief description of the material terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to Exhibit 1.1.

The Company offered and is selling the above-described securities pursuant to its registration statement on Form S-3ASR (File No. 333-225434) filed with the Securities and Exchange Commission on June 5, 2018 and a prospectus supplement thereunder dated June 6, 2018.

The legal opinion of Baker & Hostetler, LLP, relating to the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Number	Description

1.1

Underwriting Agreement, dated June 6, 2018, by and between Madrigal Pharmaceuticals, Inc, Goldman Sachs & Co. LLC as Representative of the Underwriters set forth therein, and the selling stockholders of Madrigal Pharmaceuticals, Inc. named therein.

5.1	Opinion of Baker & Hostetler, LLP.
23.1	Consent of Baker & Hostetler, LLP (included in Exhibit 5.1 above).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Madrigal Pharmaceuticals, Inc.

	By:	/s/ Marc R. Schneebaum

/s/ Marc. R. Schneebaum
Name: Marc R. Schneebaum
Title: Chief Financial Officer

Date: June 8, 2018

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